EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Synergx Systems Inc on Form S-8, File No. 333-107231 of our report dated December 26, 2007 with respect to our audits of the consolidated financial statements of Synergx Systems Inc. and subsidiaries as of September 30, 2007 and for the years ended September 30, 2007 and 2006, which report is included in this Annual Report on Form 10-KSB of Synergx Systems Inc. and Subsidiaries for the year ended September 30, 2007.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
December 26, 2007